Exhibit 99.1

ADVANCE AUTO PARTS REPORTS SECOND QUARTER FISCAL 2010
COMPARABLE STORE SALES INCREASE OF 5.8%; OPERATING INCOME RATE
EXPANDS TO 12.1%; DILUTED EPS INCREASES 40% TO $1.16

ROANOKE, Va, August 11, 2010 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the second quarter ended July 17, 2010.

Second quarter earnings per diluted share (EPS) were $1.16 which was a 40% increase over the second quarter last year. Excluding the $0.06 charge related to store divestitures recorded during the second quarter of fiscal 2009, EPS increased 30%.

Second Quarter Performance Summary

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 17, 2010	July 18, 2009	July 17, 2010	July 18, 2009

Sales (in millions)	$1,418.0	$1,322.8	$3,248.6	$3,006.5

Comp Store Sales %	5.8%	4.8%	6.9%	6.7%

Gross Profit %	50.4%	49.3%	50.1%	49.0%

SG&A %	38.3%	39.1%	39.2%	39.3%

Operating Income %	12.1%	10.2%	10.9%	9.7%

Diluted EPS	$1.16	$0.83	$2.34	$1.82

Avg Diluted Shares (in thousands)	86,410	95,745	89,303	95,247

“I would like to thank our 51,000 Team Members for delivering a record performance in our second quarter of 2010. The team continues to position us for another great year through their focus on execution and an unwavering commitment to serving our customers,” said Darren R. Jackson, Chief Executive Officer. “We remain confident in our Team Members and strategies as they fueled our 6.9% increase in year-to-date comp stores sales and continue to drive the resurgence of our DIY business while extending our string of double-digit comparable store sales gains in our Commercial business.  We are encouraged by our good start to the third quarter and are upbeat as we look to the second half of 2010.”

Second Quarter and Year-to-Date Highlights

Total sales for the second quarter increased 7.2% to $1.42 billion, compared with total sales of $1.32 billion during the second quarter of fiscal 2009. The sales increase reflected the net addition of 90 new stores during the past 12 months and a comparable store sales gain of 5.8% compared to a 4.8% comparable store sales gain during the second quarter of fiscal 2009. Year-to-date comparable store sales increased 6.9% which was on top of a 6.7% increase over the same period in fiscal 2009.

The Company’s gross profit rate was 50.4% of sales during the second quarter as compared to 49.3% during the second quarter last year. The 111 basis-point improvement in the gross profit rate was driven by improved merchandising and pricing capabilities, increased inventory levels and resulting supply chain efficiencies and improved parts availability.  Year-to-date, the Company’s gross profit rate was 50.1%, or 101 basis points favorable to the same period in fiscal 2009.

The Company’s SG&A rate was 38.3% of sales during the second quarter as compared to 39.1% during the same period last year, an 81 basis-point decrease.  Excluding the impact of store divestitures last year, the SG&A rate decreased 10 basis points, primarily due to strong comparable store sales which drove leverage in occupancy costs, and an expected decelerated pace of incremental spending on the Company’s strategic capabilities. Year-to-date, the Company’s SG&A rate was 39.2% versus 39.3% during the same period last year, or 38.8% when excluding the impact of store divestitures in fiscal 2009.

The Company’s operating income during the second quarter of $171.6 million increased 27.3%, or 191 basis points, to 12.1% of total sales as compared to the second quarter of fiscal 2009.  Excluding the

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impact of store divestitures, the Company’s operating income increased 19.1% and its operating income rate increased 121 basis points.

Operating cash flow through the second quarter increased 14.2% to $495.5 million from $433.8 million last year.  Free cash flow through the second quarter increased 41.8% to $407.6 million from $287.4 million last year.  Capital expenditures were $99.3 million through the second quarter as compared to $90.8 million through the second quarter of fiscal 2009.

 “We are pleased with our strong second quarter financial performance that was driven by our previous strategic investments, fantastic team member execution and positive industry dynamics.  These factors contributed to us delivering strong top line and bottom line growth, along with record free cash flow and returns as measured by return on invested capital,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “As a result of our first half performance which exceeded our internal expectations, combined with our significant share repurchase activity which was not included in our original annual EPS outlook, we believe it is prudent to reflect these material changes and update our previously communicated annual EPS outlook.  We now estimate our fiscal 2010 annual EPS outlook to be in the range of $3.70 – $3.80 per share.”

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended		Fifty-Two Weeks Ended
	July 17, 2010	July 18, 2009	July 17, 2010	July 18, 2009	FY 2009	FY 2008

Sales Growth %	7.2%	7.0%	8.1%	8.9%	7.1%	4.3%

Sales per Store	$1,638	$1,574	$1,638	$1,574	$1,595	$1,524

Operating Income per Store	$153	$140	$153	$140	$142	$132

Return on Invested Capital	16.5%	14.9%	16.5%	14.9%	15.1%	14.0%

Gross Margin Return on Inventory	$4.70	$3.74	$4.70	$3.74	$3.98	$3.37

Total Store Square Footage, end of period	25,543	24,920	25,543	24,920	24,973	24,711

Total Team Members, end of period	50,961	49,427	50,961	49,427	48,771	47,853

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics have been reported on a comparable basis to exclude the impact of store divestiture expenses in fiscal 2009 and the 53rd week results and non-

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cash inventory adjustment in fiscal 2008. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted. Refer to the presentation of the financial metrics on a GAAP basis, definitions of the financial metrics and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial statements in this press release.

Store Information

During the second quarter, the Company opened 36 stores, including 14 Autopart International stores, and closed 1 store.  As of July 17, 2010, the Company’s total store count was 3,497 including 181 Autopart International stores.  Additionally, during the first week of the fiscal third quarter, the Company opened its 3,500th store in Westerly, Rhode Island, marking another significant milestone in the Company’s growth story.

Share Repurchases

During the second quarter, the Company repurchased approximately 3.4 million shares of its common stock at an aggregate cost of $167.8 million, or an average price of $49.83 per share. Through the second quarter the Company has repurchased approximately 10.3 million shares of its common stock at an aggregate cost of $455.5 million, or an average price of $44.31 per share.

Share Repurchase Authorization

The Company’s Board of Directors today authorized a $300 million share repurchase program. This new authorization replaces the Company’s $500 million share repurchase program authorized in February 2010, which had $44.5 million remaining.

Dividend

On August 10, 2010, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 8, 2010 to stockholders of record as of September 24, 2010.

Investor Conference Call

The Company will host a conference call on Thursday, August 12, 2010 at 10:00 a.m. Eastern Daylight Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s

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website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until August 12, 2011.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of July 17, 2010, the Company operated 3,497 stores in 39 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and online shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2010.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended January 2, 2010 on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

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Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 17,	January 2,	July 18,
	2010	2010	2009

Assets

Current assets:
Cash and cash equivalents	$160,818	$100,018	$126,391
Receivables, net	114,885	92,560	89,393
Inventories, net	1,816,998	1,631,867	1,635,754
Other current assets	48,669	63,173	43,848
Total current assets	2,141,370	1,887,618	1,895,386

Property and equipment, net	1,098,901	1,100,338	1,067,432
Assets held for sale	1,472	1,492	1,382
Goodwill	34,387	34,387	34,603
Intangible assets, net	25,834	26,419	26,921
Other assets, net	26,763	22,709	19,247
	$3,328,727	$3,072,963	$3,044,971

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$1,075	$1,344	$758
Financed vendor accounts payable	43,442	32,092	78,679
Accounts payable	1,266,244	966,274	875,987
Accrued expenses	452,490	393,060	413,009
Other current liabilities	82,963	73,257	52,992
Total current liabilities	1,846,214	1,466,027	1,421,425

Long-term debt	301,254	202,927	278,835
Other long-term liabilities	114,809	121,644	81,623
Total stockholders' equity	1,066,450	1,282,365	1,263,088
	$3,328,727	$3,072,963	$3,044,971

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 17, 2010 and July 18, 2009
(in thousands, except per share data)
(unaudited)

	July 17,	July 18,
	2010	2009

Net sales	$1,417,956	$1,322,844

Cost of sales, including purchasing and warehousing costs	702,688	670,194

Gross profit	715,268	652,650

Selling, general and administrative expenses	543,666	517,875

Operating income	171,602	134,775

Other, net:
Interest expense	(7,176)	(5,480)
Other (expense) income, net	(1,702)	250
Total other, net	(8,878)	(5,230)

Income before provision for income taxes	162,724	129,545

Provision for income taxes	61,813	49,215

Net income	$100,911	$80,330

Basic earnings per share (a)	$1.18	$0.84
Diluted earnings per share (a)	$1.16	$0.83

Average common shares outstanding (a)	85,394	94,868
Average common shares outstanding - assuming dilution (a)	86,410	95,745

( a ) Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At July 17, 2010 and July 18, 2009, we had 84,198 and 95,417 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 17, 2010 and July 18, 2009
(in thousands, except per share data)
(unaudited)

	July 17,	July 18,
	2010	2009

Net sales	$3,248,562	$3,006,480

Cost of sales, including purchasing and warehousing costs	1,622,517	1,531,842

Gross profit	1,626,045	1,474,638

Selling, general and administrative expenses	1,272,271	1,182,281

Operating income	353,774	292,357

Other, net:
Interest expense	(13,132)	(13,091)
Other (expense) income, net	(1,178)	146
Total other, net	(14,310)	(12,945)

Income before provision for income taxes	339,464	279,412

Provision for income taxes	129,122	105,497

Net income	$210,342	$173,915

Basic earnings per share (a)	$2.37	$1.83
Diluted earnings per share (a)	$2.34	$1.82

Average common shares outstanding (a)	88,433	94,642
Average common shares outstanding - assuming dilution (a)	89,303	95,247

( a ) Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the year-to-date period. At July 17, 2010 and July 18, 2009, we had 84,198 and 95,417 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 17, 2010 and July 18, 2009
(in thousands)
(unaudited)

	July 17,	July 18,
	2010	2009

Cash flows from operating activities:
Net income	$210,342	$173,915
Depreciation and amortization	86,933	79,568
Share-based compensation	11,343	9,419
(Benefit) provision for deferred income taxes	(2,118)	11,384
Excess tax benefit from share-based compensation	(2,809)	(2,114)
Other non-cash adjustments to net income	3,860	6,430
(Increase) decrease in:
Receivables, net	(22,325)	7,810
Inventories, net	(185,131)	(12,666)
Other assets	14,229	7,253
Increase in:
Accounts payable	299,970	84,657
Accrued expenses	78,094	55,688
Other liabilities	3,112	12,460
Net cash provided by operating activities	495,500	433,804

Cash flows from investing activities:
Purchases of property and equipment	(99,327)	(90,837)
Proceeds from sales of property and equipment	104	2,117
Net cash used in investing activities	(99,223)	(88,720)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	3,099	(20,512)
Increase (decrease) in financed vendor accounts payable	11,350	(57,707)
Dividends paid	(16,010)	(17,118)
Issuance of senior unsecured notes	298,761	-
Early extinguishment of debt	(200,000)	-
Net borrowings (payments) on credit facilities	-	(176,500)
Payment of debt related costs	(4,530)	-
Repurchase of common stock	(457,371)	(14,369)
Proceeds from the issuance of common stock, primarily exercise
of stock options	27,142	28,112
Excess tax benefit from share-based compensation	2,809	2,114
Other	(727)	(71)
Net cash used in financing activities	(335,477)	(256,051)

Net increase in cash and cash equivalents	60,800	89,033
Cash and cash equivalents, beginning of period	100,018	37,358
Cash and cash equivalents, end of period	$160,818	$126,391

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Twenty-Eight Week Periods Ended
July 17, 2010 and July 18, 2009
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	July 17,	July 18,
	2010	2009

Cash flows from operating activities	$495,500	$433,804
Cash flows used in investing activities	(99,223)	(88,720)
	396,277	345,084

Increase (decrease) in financed vendor accounts payable	11,350	(57,707)

Free cash flow	$407,627	$287,377

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

	Key Financial Metrics and Statistics(1):
		Twelve Weeks Ended		Twenty-Eight Weeks Ended
		July 17, 2010	July 18, 2009	July 17, 2010	July 18, 2009	FY 2009	FY 2008

	Sales Growth %	7.2%	7.0%	8.1%	8.9%	5.3%	6.1%

	Sales per Store (2)(3)	$1,638	$1,600	$1,638	$1,600	$1,595	$1,551

	Operating Income per Store (2)(4)	$149	$129	$149	$129	$134	$125

	Return on Invested Capital (2)(5)	16.4%	14.2%	16.4%	14.2%	14.6%	13.6%

	Gross Margin Return on Inventory (2)(6)	$4.70	$3.86	$4.70	$3.86	$3.98	$3.47

	Total Store Square Footage, end of period	25,543	24,920	25,543	24,920	24,973	24,711

	Total Team Members, end of period	50,961	49,427	50,961	49,427	48,771	47,853

(1)
In thousands except for gross margin return on inventory and total Team Members. These financial metrics have been reported on a GAAP basis which include the impact of store divestiture expenses in fiscal 2009 and the 53rd week results and non-cash inventory adjustment in fiscal 2008. These financial metrics should be read in conjunction with our financial metrics presented on a comparable basis earlier in this press release. Refer to the “Selected Consolidated Data” on page 18 of our 2009 Form 10-K for further explanation of these items.

(2)	The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.

(3)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(4)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(5)	Return on invested capital (ROIC) is calculated in detail in these supplemental financial schedules.

(6)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	As Reported		Comparable Adjustments (a)		Comparable
	July 17,	July 18,	July 17,	July 18,	July 17,	July 18,
	2010	2009	2010	2009	2010	2009

Net income	$306,800	$254,480	$6,919	$23,452	$313,719	$277,932
Add:
After-tax interest expense and other, net	15,050	17,241	-	(322)	15,050	16,919
After-tax rent expense	187,323	181,357	-	-	187,323	181,357
After-Tax Operating Earnings	509,173	453,078	6,919	23,130	516,092	476,208

Average assets (less cash)	3,043,245	2,936,551	13,029	26,295	3,056,274	2,962,846
Less: Average liabilities (excluding total debt)	(1,731,120)	(1,492,365)	(4,936)	(9,749)	(1,736,056)	(1,502,114)
Add: Capitalized lease obligation (rent expense * 6) (b)	1,798,878	1,741,482	-	-	1,798,878	1,741,482
Total Invested Capital	3,111,003	3,185,668	8,093	16,546	3,119,096	3,202,214

ROIC	16.4%	14.2%	-	-	16.5%	14.9%

Rent expense	$299,813	$290,247	$-	$-	$299,813	$290,247
Interest expense and other, net	$24,096	$27,542	$-	$(511)	$24,096	$27,031

( a )
The Company has also presented its ROIC calculation on a comparable basis which excludes the impact of store divestiture expenses in fiscal 2009 and the 53rd week results and non-cash inventory adjustment in fiscal 2008.  Refer to the “Selected Consolidated Data” on page 18 of our 2009 Form 10-K for further explanation of these items.

( b )	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note:  Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores.  ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.